UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐  Preliminary Proxy Statement
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☐  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

MYERS INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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April 18, 2011
GAMCO ONCE AGAIN IS PROCEEDING WITH AN UNNECESSARY, COSTLY AND
DISTRACTING PROXY CONTEST AND HAS REJECTED COMPANY’S
OFFER OF A BOARD SEAT
YOUR STRONG, INDEPENDENT AND COMMITTED BOARD
CONTINUES TO FOCUS ON CREATING SHAREHOLDER VALUE
YOUR BOARD IS COMMITTED TO FOLLOWING THE HIGHEST
PRINCIPLES OF CORPORATE GOVERNANCE
WE HAVE A STRONG FOUNDATION FOR CONTINUED PROFITABLE GROWTH
AT MYERS INDUSTRIES
DO NOT VOTE THE BLUE GAMCO CARD
Dear Fellow Shareholder:
The Myers Industries Board of Directors strongly urges all shareholders to vote in favor of your Board’s nominees for election at the upcoming Annual Meeting of Shareholders, to be held on Friday, April 29, 2011. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.
GAMCO REPEATEDLY HAS FAILED TO PROPOSE ANY NEW STRATEGY TO
IMPROVE THE COMPANY’S OPERATIONS OR LONG-TERM PROSPECTS
•	Fails to present an alternative strategy or articulate specific concerns

•	Rejected our offer to accept one of their candidates for the Board

•	DO NOT VOTE THE BLUE GAMCO PROXY CARD
Once again this year, GAMCO Asset Management, Inc. has announced its intent to proceed with an unnecessary proxy contest to elect its own director candidates to the Board, despite the failure of its similar attempts in each of the last two years. Like before, GAMCO has neglected to offer any alternative strategic plan and has consistently refused to communicate its specific concerns to management or your Board. We urge you to discard any proxy card you may receive from GAMCO.
Despite GAMCO’s futile attempts to gain shareholder support for its director nominees at the past two annual meetings, it again has proposed an alternative slate of candidates without presenting any valid arguments about why its nominees might be better qualified than the Board-recommended slate, or what alternative strategies the Company might pursue to create additional value for shareholders.

Recognizing GAMCO’s position as a significant shareholder and to avoid the expense and distraction of a costly proxy fight, we offered to add one of GAMCO’s nominees to the Board’s slate at the 2011 annual meeting. GAMCO initially accepted that offer, then days later reneged on the agreement. Since that time, GAMCO has not communicated any suggestions or concerns.
Once again this year, we encourage shareholders not to be swayed by GAMCO’s inexplicable efforts to instigate another needless, costly and distracting proxy battle. We urge you to vote the Board-recommended slate and discard any proxy card you receive from GAMCO.
YOUR STRONG, INDEPENDENT AND COMMITTED BOARD
CONTINUES TO FOCUS ON CREATING SHAREHOLDER VALUE
•	Overall performance in 2010 leads to strong earnings momentum carrying into 2011

•	Strategic capital investments combined with debt reduction and increased dividends continue to generate additional value for shareholders

•	Sharp focus on five strategic principles drives long-term growth
GAMCO’s misguided actions are bewildering given the progress your Company has been making as a result of your Board’s steadfast pursuit of its value creation strategy and your management team’s disciplined focus on long-term profitable growth.
Highlights of your Company’s performance in 2010 included a 5 percent increase in net sales to $737.6 million, resulting primarily from improved demand as many of our end markets continue to improve. Our strategy generated solid profit improvement in our Material Handling, Distribution and Engineered Products segments, while new initiatives to offset raw material cost pressures in our Lawn and Garden segment showed significant benefits at the end of the year, with solid momentum carrying into the beginning of 2011. Gross margin also improved in the latter half of the year as more favorable pricing, product mix and our successful operations excellence initiatives helped mitigate the impact of higher raw material costs.
For the full year, we generated $45.6 million in cash from operations. Our strong cash flow and liquidity position allow us to embark on a number of ongoing value-creating endeavors, including strategic capital investments ($20.5 million in 2010) primarily in growth and productivity projects; further debt reductions (20% decline in 2010); and dividend payouts to shareholders (8% increases in both 2010 and 2011).
This continuing progress is a direct result of our diligent efforts and ongoing successful execution of our Five Strategic Principles: Customer Dedication, Innovation, Operations Excellence, Organization Development and Financial Strength.
YOUR BOARD HAS CONSISTENTLY ACTED IN THE BEST INTERESTS OF
ALL SHAREHOLDERS BY FOLLOWING THE HIGHEST
PRINCIPLES OF CORPORATE GOVERNANCE
•	Directors possess broad and relevant expertise from diverse areas

•	Actively engaged in a strategic plan to drive shareholder value creation

•	Board-recommended slate of directors includes two new highly qualified, independent candidates

We have an extremely experienced and effective Board, and its members are actively engaged in implementing a solid strategic plan for sustained, profitable growth. The Board consists of directors with broad and relevant expertise from diverse areas including polymer manufacturing, sales and marketing, industrial operations, banking, risk management, finance and accounting, strategic planning, distribution, and mergers and acquisitions.
Your Board has a stellar record of diligently pursuing the best interests of all shareholders. The following characteristics are recognized as best practices in corporate governance:
• The CEO and Board Chairman positions are separate.
• All directors stand for election annually.
• There is no poison pill provision.
• The Company has adopted stock ownership guidelines for its officers and directors.
• The Company has adopted a director resignation policy requiring a director [in non-contested elections] to resign in certain instances where he or she receives a greater number of withheld or “against” votes than “for” votes from shareholders.
• The Compensation Committee has, effective June 1, 2011:
- eliminated the CEO’s employment agreement in favor of a severance agreement;
- eliminated tax gross-up provisions previously included in the CEO’s employment agreement;
- eliminated single-trigger change of control protection in the CEO’s employment agreement.
The Corporate Governance and Nominating Committee has an active and effective Board recruiting practice and thoroughly evaluates shareholder nominees for director. This Board has consistently improved itself by adding new talent in the best interests of the shareholders. Over the past four years, 26 potential new director candidates have been considered. [At least one] new highly qualified director has been elected to the Board in each of the last five years. Two new highly qualified candidates on the Board-recommended slate for 2011 represent significant additional expertise that align with the Company’s strategic vision and that will help guide the Company’s future. They are:
• William A. Foley, Chairman and Chief Executive Officer of Blonder Home Accents, Cleveland, Ohio, a distributor of wallcoverings and home accents. Mr. Foley has more than 30 years of management experience, and his prior service on the boards of various public companies makes him well-versed in governance best practices. He brings extensive experience in plastics manufacturing, lawn and garden, and consumer, industrial, and distribution businesses.
• Robert B. Heisler, Jr., Dean of the Kent State University Business School. Mr. Heisler has more than 40 years of business experience, including serving as Chairman and Chief Executive Officer of KeyBank, N.A., and McDonald Financial Group. His decades of experience in business and finance have allowed him to be a valuable member of the boards of numerous public companies and non-profit organizations.
Each of your Board-recommended director nominees is highly qualified, with a keen understanding of the Company’s diverse businesses and is resolutely committed to acting in the best interests of all shareholders by pursuing the strategic plan for long-term value creation.

YOUR BOARD APPRECIATES YOUR ONGOING SUPPORT AND WE ARE
CONFIDENT THAT WE HAVE A STRONG FOUNDATION FOR CONTINUED
PROFITABLE GROWTH AT MYERS INDUSTRIES
We believe we have established a solid foundation with excellent prospects for future profitable growth, and we continue to execute our business strategy to deliver shareholder value. GAMCO, on the other hand, is offering no substantive new ideas or valid reasons to change our strategic direction.
Your Board and management team remain keenly focused on generating higher levels of value and returns for shareholders, and our strategy is clearly delivering results. Our Company’s financial position remains solid, with a strong balance sheet and ample liquidity to pursue our strategic plan and further enhance shareholder value.
We are confident that we are on course with momentum to drive performance improvements in 2011 and beyond.
As always, we thank you for your ongoing support, and we look forward to reporting our continued progress to you.
Respectfully,

Richard P. Johnston
Chairman of the Board of Directors

John C. Orr
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT!
Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed WHITE proxy card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.
About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersind.com to learn more.